Exhibit 99.1

             LTX Announces First Quarter Financial Results

   WESTWOOD, Mass.--(BUSINESS WIRE)--Nov. 13, 2003--LTX Corporation (Nasdaq: LTXX), a leading provider of semiconductor test solutions, today announced financial results for its fiscal first quarter ended October 31, 2003. The results exceeded the Company's guidance and showed significant improvement from the Company's performance in the fourth quarter of fiscal year 2003.
   Sales for the quarter were $46,619,000, up 39% from prior quarter sales of $33,654,000. Net loss for the quarter was $(9,806,000), or $(0.19) per share on a GAAP basis, compared to a net loss for the 2003 fourth fiscal quarter of $(81,531,000), or $(1.61) per share on a GAAP basis, which included non-recurring charges totaling $65,686,000, or $1.30 per share. Sales were $30,007,000 for the first quarter of fiscal year 2003 and net loss was $(22,684,000), or $(0.46) per share on a GAAP basis. Orders for the first quarter of fiscal 2004 were $52 million yielding a book-to-bill ratio of 1.12 to 1.
   Roger W. Blethen, chairman and chief executive officer, said, "The three main goals we set out to achieve during the last two years of challenging business conditions--expanding the Fusion platform, winning new customers, and fully implementing our outsourced manufacturing strategy--enabled us to exceed our first quarter financial and operating objectives by a significant margin. Orders were up 30% from the fourth quarter and were at the highest level in more than two years. As we progress into our industry's next growth phase, we are positioned to deliver strong financial results."

   Second Quarter 2004 Outlook

   Revenue is expected to be in the range of $51 million to $54 million, with gross margin at approximately 35%. The earnings per share is projected to be a loss in the range of $(0.09) to $(0.11). This guidance does not include any provisions for one-time charges.

   The Company will conduct a conference call today, November 13, 2003, at 10:00 AM EST to discuss this release. The conference call will be simulcast via the LTX web site (www.ltx.com). Audio replays of the call can be heard through November 20, 2003 via telephone by dialing 888.286.8010; passcode 70476316 or by visiting our web site at www.ltx.com.

   "Safe Harbor" Statement: This press release contains forward-looking statements within the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that relate to prospective events or developments, including, without limitation, statements regarding our revenue, margin and earnings guidance, are deemed to be forward-looking statements. Words such as "believes," "anticipates," "plans," "expects," "projects," "forecasts," "will" and similar expressions are intended to identify forward-looking statements. There are a number of important factors and risks that could cause actual results or events to differ materially from those indicated by these forward-looking statements. Such risks and factors include, but are not limited to, the risk of fluctuations in sales and operating results, risk related to the timely development of new products, options and software applications, as well as the other factors described under "Business Risks" in LTX's most recently filed annual report on Form 10-K and in our most recently filed quarterly report on Form 10-Q filed with the Securities and Exchange Commission. We disclaim any intention or obligation to update any forward-looking statements.

   LTX Corporation (Nasdaq: LTXX) is a leading supplier of test solutions for the global semiconductor industry. Fusion, LTX's patented, scalable, single-platform test system, uses innovative technology to provide high performance, cost-effective testing of system-on-a-chip, mixed signal, RF, digital and analog integrated circuits. Fusion addresses semiconductor manufacturers' economic and performance requirements today, while enabling their technology roadmap of tomorrow. LTX's web site is www.ltx.com.

   LTX and Fusion are registered trademarks of LTX Corporation.



                           LTX CORPORATION

                      CONSOLIDATED BALANCE SHEET
                             (Unaudited)
                            (In thousands)

                                               October 31,   July 31,
                                                  2003         2003
ASSETS
Current assets:
   Cash and cash equivalents                   $  69,879    $  73,167
   Marketable Securities                          59,827       63,416
   Accounts receivable - trade                    16,553       12,033
   Accounts receivable - other                     5,495        5,192
   Inventories                                    62,675       66,852
   Prepaid Expense                                12,074       10,989

      Total current assets                       226,503      231,649

Property and equipment, net                       72,922       73,443
Goodwill and other intangible assets              14,659       14,764
Other assets                                       4,253        5,040

                                               $ 318,337    $ 324,896


LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Notes payable                               $  19,455    $  19,459
   Current portion of long-term debt               1,301        1,262
   Accounts payable                               15,512       13,380
   Deferred revenues and customer advances         3,858        4,738
   Deferred gain on leased equipment               9,172       10,350
   Other accrued expenses                         28,788       26,555

      Total current liabilities                   78,086       75,744


Long-term debt, less current portion             150,000      150,064
Stockholders' equity                              90,251       99,088


                                               $ 318,337    $ 324,896



                           LTX CORPORATION

                 CONSOLIDATED STATEMENT OF OPERATIONS

                             (Unaudited)
            (In thousands, except earnings per share data)



                                                    Three Months
                                                       Ended
                                                     October 31,
                                                  2003         2002

Net sales                                      $  46,619    $  30,007

Cost of sales                                     32,523       24,703

   Gross margin                                   14,096        5,304

Engineering and product development               16,579       19,103
expenses

Selling, general and administrative expenses       6,382        6,399

Reorganization costs                                   -        1,990

   Loss from operations                           (8,865)     (22,188)

Interest income (expense), net                      (941)        (496)

Net loss                                       $  (9,806)   $ (22,684)

Net loss per share
   Basic                                       $   (0.19)   $   (0.46)
   Diluted                                     $   (0.19)   $   (0.46)


Weighted average shares:
   Basic                                          51,797       49,199
   Diluted                                        51,797       49,199

    CONTACT: LTX Corporation
             Mark Gallenberger, 781-467-5417
             Mark_Gallenberger@ltx.com
             www.ltx.com